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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Maxcor Financial Group Inc.
Two World Trade Center, 84th Floor
New York, New York 10048
(212) 748-7000, Gilbert Scharf, Chairman


                           MAXCOR FINANCIAL GROUP INC.
                   ANNOUNCES COMMON FOR WARRANT EXCHANGE OFFER

         NEW YORK August 21, 1997 - Maxcor Financial Group Inc. (NASDAQ: MAXF) announced today that its Board of Directors has approved the commencement, as soon as practicable, of an exchange offer on the basis of 0.1667 of a share of its Common Stock for each and every Warrant of Maxcor Financial outstanding. Accordingly, the Company will issue one whole share of Common Stock in exchange for every six Warrants tendered and accepted in the exchange offer (with cash paid in lieu of fractional shares of Common Stock). The exchange offer will be applicable on the same terms to both series of the Company's outstanding warrants, which are respectively traded on the Nasdaq National Market under the symbols "MAXFW" and "MAXFZ."

         The Board also established a minimum tender condition such that the Company will not be obligated to proceed with the exchange offer, or can terminate or amend it, if there is not validly tendered and not withdrawn prior to the offer's expiration date a minimum of 95% of the aggregate outstanding Warrants. The offer will also be subject to other customary conditions.

         The exchange offer will commence upon the Securities and Exchange Commission's declaration of effectiveness of the exchange offer prospectus and the distribution to Warrant holders of such prospectus and other definitive exchange offer documents. The exchange offer will only be made by means of, and on the basis of the terms set forth in, the definitive prospectus. The Company intends to file a registration statement, containing a preliminary form of prospectus, with the Commission no later than next week.


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